Exhibit 15.1

Letter from Ernst & Young LLP Regarding Unaudited Interim Financial Information

The Board of Directors and Stockholders of The Western Union Company

We are aware of the incorporation by reference in this Registration Statement (Form S-3) and related Prospectus of The Western Union Company for the registration of debt securities of our reports dated April 23, 2025 and July 28, 2025 relating to the unaudited condensed consolidated interim financial statements of The Western Union Company that are included in its Forms 10-Q for the quarters ended March 31, 2025 and June 30, 2025.

/s/ Ernst & Young LLP

Denver, Colorado

September 26, 2025

A member firm of Ernst & Young Global Limited